Exhibit 10.1

RETIREMENT AGREEMENT

This AGREEMENT (the “Agreement”) is made and entered into on the 28th day of July, 2016, by and between ERIE INDEMNITY COMPANY, a Pennsylvania corporation with its principal place of business in Erie, Pennsylvania (the “Company”), and Terrence W. Cavanaugh, residing in Fairview, Pennsylvania (the “Executive”).

RECITALS:

A. The Executive announced to the Company in October 2015 that he planned to retire from the Company at the close of 2016, and the Board of Directors of the Company acknowledged at that time that the timeframe provided by the Executive would allow for a thoughtful and effective transition of leadership.

B. The Board of Directors appreciates and respects the leadership provided by the Executive, the talent development he supported, the multitude of contributions he made, the relationships he fostered, and the Company’s business and financial performance during his career with the Company.

C. The Board has determined that the experience of the Executive’s designated successor makes it unnecessary to hold the Executive to his agreement to continue to serve as both President and Chief Executive Officer until the close of 2016.

D. The Board desires that the Executive continue to serve the Company until the close of 2016 in the capacity described in this Agreement, and the Executive is willing to do so.

E. The Company and the Executive agree that it is in their respective best interests to make certain provisions related to the Executive's retirement from the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

1.Effective Date. This Agreement will become effective only if it is fully executed on or before July 28, 2016, and, if it is fully executed on or before that date, the date of execution will be the Effective Date of the Agreement.
2.Continued Employment; Officer Status; Retirement.
a.    The Employment Period under this Agreement is the period beginning on the Effective Date and ending on December 31, 2016, subject to paragraph (h).

b.    During the Employment Period, the Company shall pay the Executive his salary at the rate in effect on the Effective Date and shall maintain for him the same employee benefits, fringe benefits, and perquisites that are maintained for executive officers of the Company during the Employment Period, provided, however, that the Executive’s eligibility to participate under the Company’s employee benefit plans (within the meaning of the Employee Retirement Income Security Act) during the Employment Period will be determined under the terms of the plans.
c.    The Executive shall step down from his positions as the Chief Executive Officer and a director of the Company effective on July 31, 2016, at 11:59 p.m. Erie time, or, if earlier, on the termination of his employment with the Company. The Executive shall also step down from his positions as a director, officer, and employee of each Affiliated Company (as defined below), effective at the same time.
d.    The Executive shall step down from his position as the President of the Company effective on December 31, 2016, at 11:59 p.m. Erie time, or, if earlier, on the termination of his employment with the Company.
e.    On August 1, 2016, the responsibilities, powers, and authority of the office of the President and Chief Executive Officer of the Company will become the responsibilities, powers, and authority of the office of the Chief Executive Officer of the Company, except for the responsibilities, powers, and authority set out in the Appendix, which will be reserved to the office of the President of the Company. The Executive Compensation and Development Committee of the Board or its delegate may modify Appendix A without the Executive’s consent unless the modification would increase the Executive’s responsibilities.
f.    The Executive shall retire from employment with the Company at the end of the Employment Period, unless the termination of his employment has occurred earlier. Except as provided in paragraph (h), the termination of the Executive’s employment before December 31, 2016, will not end the Employment Period.
g.    After the end of the Employment Period, the Company will have no further obligation to the Executive, except as provided in Section 3.
h.    The Employment Period will end before December 31, 2016, upon the occurrence of any of the following: (i) the Executive’s death; (ii) the Executive’s permanent total disability (as defined in the Company’s long-term disability plan); (iii) the Executive’s breach of this Agreement; or (iv) the Company’s termination of the Executive’s employment on account of (A) the Executive’s engagement in misconduct that is materially and demonstrably inimical to the best interests, monetary or otherwise, of the Company; or (B) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude, fraud, deceit, or financial impropriety.
i.    For the purposes of this Agreement and the Release, “Affiliated Company” will refer to each of the following: Erie Insurance Exchange and each entity that is a subsidiary or affiliated company of the Company or of Erie Insurance Exchange.

3.Consideration.
a.    In consideration of the execution and performance of this Agreement by the Executive, and subject to the remaining provisions of this Section 3 and to Sections 4 and 8, the Executive will receive from the Company the following payments, which include payments to which the Executive would not otherwise be entitled:
(i) With respect to the Company's Annual Incentive Plan (“AIP”) and the award made to the Executive for the 2016 performance period under the AIP:
(A)  In accordance with the terms of the AIP, for the 2016 performance period, the Committee: (1) will measure the Company’s performance for the performance period against the performance goals set out in the Executive’s award agreement for the performance period and will calculate the Company incentive award earned by the Executive for the performance period (or, if applicable, that would have been earned by the Executive for the performance period had the Executive remained employed through the last day of the performance period), based on the Company’s achievement of the applicable performance goals (the “earned Company incentive award” for the performance period), and (2) will calculate the amount of the Executive’s target award based on his individual performance goals for the 2016 performance period (the “target individual incentive award” for the performance period).
(B) If the Committee exercises its discretion to reduce or eliminate Company incentive awards that would otherwise have been earned by executive officers as a class under the AIP for the 2016 performance period, the Committee may reduce the Executive’s earned Company incentive award for the performance period by a percentage reduction that is not more than the average of the percentage reductions applied to the Company incentive awards of the executive officers.
(C) The Executive will have a vested interest of 100 percent in his earned Company incentive and target individual incentive awards for the 2016 performance period. The earned Company incentive award taken into account in calculating the Executive’s vested interest will be after any reduction imposed under paragraph (B).
(D) The Company shall pay to the Executive his vested interest in his earned Company incentive and target individual incentive awards for the 2016 performance period at the time provided under the AIP, which will be no later than December 31, 2017.

(E) The Committee's determination of the amount of award to be paid shall be in accordance with the terms of the AIP and shall be final and binding on all interested parties.
(ii) With respect to the Company's Long Term Incentive Plan (“LTIP”) and the award made to the Executive for the 2014‑2016 performance period under the LTIP:
(A) In accordance with the terms of the LTIP, for the award made for the 2014-2016 performance period, the Committee shall measure the Company’s performance for the performance period against the performance goals set out in the Executive’s award agreement for the performance period and shall calculate the award earned by the Executive for the performance period (or, if applicable, that would have been earned by the Executive for the performance period had the Executive remained employed through the last day of the performance period), based on the Company’s achievement of the applicable performance goals (the “earned award” for the performance period).
(B) If the Committee exercises its discretion to reduce or eliminate awards that would otherwise have been earned by executive officers as a class under the LTIP for the 2014-2016 performance period, the Committee may reduce the Executive’s earned award for that performance period by a percentage reduction that is not more than the average of the percentage reductions applied to the awards of the executive officers for that performance period.
(C) The Executive will have a vested interest of 100 percent in his earned award for the 2014-2016 performance period. The earned award taken into account in calculating the Executive’s vested interest for the 2014-2016 performance period will be after any reduction imposed under paragraph (B).
(D) The Company shall pay to the Executive his vested interest in his earned awards for the 2014-2016 performance period in 2017 at the time provided in the LTIP, which will be no later than December 31, 2017.
(E) The Committee's determination of the amount of award to be paid shall be in accordance with the terms of the LTIP and shall be final and binding on all interested parties.
(iii) The Company shall pay to the Executive, as consideration for the waiver and release described in Section 4 and his covenants described in Section 6, additional retirement compensation, as follows:

(A) The Company shall pay to the Executive in 2018, as additional retirement compensation, the amount of $2,000,000 (two million dollars), on or about June 30, 2018.
(B) The Company shall pay to the Executive in 2019, as additional retirement compensation, the amount of $1,000,000 (one million dollars), on or about June 30, 2019.
(iv) The Company shall also reimburse the Executive for any legal fees and related expenses he incurs in connection with his entry into this Agreement, provided however that the reimbursement shall not exceed, in the aggregate, $15,000 (fifteen thousand dollars), and provided further that the Executive provides the Company with reasonable substantiating documentation by November 30 of the calendar year following the calendar year in which such fees and expenses were incurred. The Company shall pay the amount to be reimbursed under this paragraph within thirty days after receipt of such documentation.
b.    If the Employment Period ends before December 31, 2016, pursuant to Section 2(h)(iii) or (iv) (referring to Executive’s breach of this Agreement and the Company’s termination of the Executive’s employment under certain circumstances), the Executive will forfeit all rights to payment under Section 3(a).
c.    If the Executive dies before payment of a benefit described in Section 3(a) to which the Executive is otherwise entitled under this Agreement, the Company shall pay the benefit at the scheduled time to the beneficiary or beneficiaries designated by the Executive from time to time in accordance with the terms of the AIP or LTIP, as applicable; provided, however, that if the Executive has not designated a beneficiary in accordance with the terms of the relevant plan, or if no designated beneficiary with respect to the plan survives the Executive, the Company shall pay the benefit to the default beneficiary indicated in the relevant plan.
d.    Payments under this Section 3 and Section 2(b) will be subject to applicable deductions. For the purposes of this Agreement, “applicable deductions” will mean any federal, state, or local taxes reasonably determined by the Company to be required to be withheld from amounts paid to the Executive pursuant to this Agreement.
e.    Except as provided in this Agreement, the Executive agrees that he is not entitled to any other compensation (including, but not limited to, salary or bonuses), perquisites, or benefits of any kind or description from the Company, or from or under any employee benefit plan or fringe benefit plan sponsored by the Company, other than as described above and other than (i) his regular salary through the Effective Date; (ii) payment for his unpaid vacation time, which will be computed in accordance with the Company’s past practices for departing employees and paid as soon as administratively practical after the termination of his employment; (iii) his accrued benefits under the Erie Insurance Group Retirement Plan for Employees; (iv) his accrued benefits under the Erie Insurance Group Employee Savings Plan; (v) his accrued benefit under the Supplemental Executive Retirement Plan for Certain Members of the Erie Insurance Group Retirement Plan for Employees (“SERP”); (vi) any benefit the

Executive may have accrued under the Company’s Deferred Compensation Plan; (vii) any rights the Executive may have under COBRA on account of the termination of his employment; and (viii), with respect to any of the capacities in which the Executive served the Company or an Affiliated Company, and with respect to any service of the Executive as a fiduciary or trustee of any employee benefit plans or trusts or other trusts maintained or sponsored by the Company or an Affiliated Company, any rights the Executive may have for indemnity in relation to any acts or omissions of the Executive or a claim for coverage under any applicable insurances, or any claim relating to enforcement of the Agreement.
f.    The parties acknowledge and agree that the Executive is not releasing any rights he may have as an owner or holder of the Company’s common stock or any rights he has to enforce this Agreement. In addition, the Executive is not releasing any rights that he has to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or bylaws (or similar constituent documents of the Company), any indemnification agreement between him and the Company (including, without limitation, the Indemnification Agreement entered into on November 14, 2008), or any directors’ and officers’ or other liability insurance policy of the Company. Furthermore, the Company agrees to provide indemnification to the Executive, in the same manner and to the same extent as the highest-level officers of the Company, through the Ongoing Cooperation Period (as defined below) and for any claim that may arise relating to or arising out of any matters occurring through the Ongoing Cooperation Period, and for a period of at least three years after the Ongoing Cooperation Period.
4.Executive's Waiver and Release.

a.    After the termination of the Executive’s employment with the Company, the Executive shall execute a waiver and release in the form attached as Exhibit I to this Agreement (the “Release”). If the Executive fails to execute the Release by January 31, 2017, the Executive will forfeit all rights to the payments described in Section 3(a)(iii)(A) and (B) (additional retirement compensation). The rest of this Agreement will remain in full force and effect.

b.    Notwithstanding any provision of this Agreement to the contrary, the payments described in Section 3(a)(iii)(A) and (B) will not be paid unless the Executive executes the Release by January 31, 2017, and the seven-day revocation period described in the Release expires with no revocation.

c.    The Executive represents and warrants that the Release and a proposed form of agreement was first presented to him for his consideration before the Effective Date and that the Company has encouraged and advised the Executive in writing, prior to his signing this Agreement, to consult with an attorney of the Executive's choosing concerning all of the terms of this Agreement and the Release.

d.    The Company represents and warrants that, as of the date of this Agreement, it does not have knowledge of any claim or action against the Executive.

5.Non-Disparagement. The Executive shall not disparage the Company or its officers, directors, or employees in any way orally or in writing, and the directors and executive and senior officers of the Company shall likewise not disparage the Executive, provided, however, that nothing in this Section will prohibit: (a) the Executive or the Company from disclosing truthful information if required by law (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process); or (b) either party from acting in good faith to enforce the party’s rights under this Agreement.

6.Covenants as to Confidential Information and Competition. The Executive acknowledges and agrees as follows: (i) this Section 6 is necessary for the protection of the legitimate business interests of the Company, (ii) the restrictions contained in this Section 6 with regard to geographical scope, length of term and types of restricted activities are reasonable; (iii) the Executive has received adequate and valuable consideration for entering into this Agreement, and (iv) the Executive's expertise and capabilities are such that his obligations under and the enforcement of this Section 6 by injunction or otherwise will not adversely affect the Executive's ability to earn a livelihood.

a.    Confidentiality of Information and Nondisclosure. The Executive agrees that the Executive shall not, directly or indirectly, without the express written approval of the Company, unless directed by applicable legal authority (including any court of competent jurisdiction, governmental agency having supervisory authority over the business of the Company or an Affiliated Company, or any legislative or administrative body having supervisory authority over the business of the Company or an Affiliated Company) having jurisdiction over the Executive, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of himself, any person, corporation or other entity other than the Company, (i) any non-public information concerning any financial matters, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company or an Affiliated Company, (ii) any proprietary management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company or an Affiliated Company, or (iii) any other information related to the Company or an Affiliated Company, or which the Executive should reasonably believe will be damaging to the Company or an Affiliated Company, which has not been published and is not generally known outside of the Company. The Executive acknowledges that all of the foregoing constitutes confidential and proprietary information, which is the exclusive property of the Company. Nothing in this Agreement or any other agreement with the Company prohibits or prevents the Executive from filing a complaint or charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. Notwithstanding the non-disclosure, non-disparagement, or any other provision of this Agreement, the Executive acknowledges and affirms his understanding that nothing in this Agreement is intended to preclude, prohibit, or otherwise limit, in any way, his rights and abilities to contact, communicate with, or report matters to any government entity or agency including but not limited to the United States Department of Justice, any Office of Inspector General of any United States agency, the United States Securities and Exchange Commission, or Congress, regarding possible violations of laws or regulations. However, to the maximum extent permitted by law, the Executive agrees that if such an administrative claim is made, the Executive shall not be entitled to recover any individual monetary relief or other individual remedies, except that this provision is not applicable to any bounty that may be recoverable by the Executive as a result of participating in the Securities and Exchange Commission’s whistleblower program.

b.    Restrictive Covenant. For the period from the Effective Date through June 30, 2018 (the "Restrictive Period"), the Executive shall not directly or indirectly, on behalf of himself or in conjunction with any other individual or entity, own (other than less than 3 percent ownership in a publicly traded company), manage, operate, control, participate in the ownership, management, operation, or control of, or render service in any capacity to, (i) any entity that offers property insurance, casualty insurance, or life insurance, or any combination of those products, and that operates in any of the states or territories in which the Company or an Affiliated Company is licensed and does business at the Effective Date or the date of the termination of the Executive's employment with the Company or (ii) any parent, subsidiary, or affiliate of such an entity. The covenant in the preceding sentence does not apply to any state or territory in which the only Affiliated Company licensed and doing business is Erie Resource Management Corp., nor does the covenant apply to a parent, subsidiary, or affiliate of an entity described in clause (i) which parent, subsidiary, or affiliate itself does not offer property, casualty, or life insurance and does not manage or otherwise participate in the operation of any entity that offers property, casualty, or life insurance. The Executive Compensation and Development Committee of the Board of Directors may, in its discretion, grant a waiver of this covenant, upon a request by the Executive in advance of a proposed activity providing full disclosure of the nature of the proposed activity. The Executive further agrees that at no time during the Restrictive Period will the Executive attempt directly or indirectly to solicit or hire employees of the Company or any of its Affiliated Companies or to induce any of them to terminate their employment with the Company or any of its Affiliated Companies. If these restrictions are adjudicated to be unreasonable in any legal proceeding, the parties agree to the reformation of these restrictions by the relevant court or tribunal to limits adjudicated to be reasonable, and the parties further agree that neither party may assert that these restrictions should be eliminated in their entirety by any court or tribunal. If the Executive violates any of the provisions contained in this Section 6, the Restrictive Period shall be increased by the period of time from the commencement by the Executive of any violation until such violation has been cured to the satisfaction of the Company.

7.Company Office, Property, Records, Files and Equipment. By July 31, 2016, the Executive shall, with the Company’s assistance, move to the office the Company will provide for him as President of the Company, the furnishings of which will include the Executive’s current desk, credenza, and chair. While the Executive remains the President of the Company, the Executive’s current secretary will continue as his secretary with work space proximate to the Executive’s office, subject her agreement to remain employed by the Company. Upon the termination of his employment with the Company, the Executive shall return all Company property he then has in his possession or control, including but not limited to all equipment, confidential information, records, and files, regardless of format or storage location.

8.Breach of Agreement. The Executive agrees that if he breaches any of the terms of this Agreement, the Company may pursue whatever rights it has under this Agreement, whether in law or in equity, without affecting the validity and enforceability of the Release contemplated by Section 4 of this Agreement. The Executive agrees that any breach of this Agreement may result in immediate and irreparable harm to the Company, and that the Company may not be reasonably or adequately compensated by damages in an action at law. The Executive agrees that if he breaches Section 6 of this Agreement, the Company will be entitled, to the extent permitted by law, immediately to cease to pay or provide the Executive or the Executive's dependents any compensation or benefit being, or to be, paid or provided pursuant to this Agreement, and also to obtain immediate injunctive relief restraining the Executive from conduct in breach of this Agreement. In addition, the Executive agrees that if he breaches Section 6 of this Agreement, the Executive shall reimburse the Company and its Affiliated Companies for their costs and expenses (including, without limitation, all reasonable fees and expenses, including the costs of any computer forensics imaging and analysis, etc., as well as reasonable attorney’s fees) incurred by the Company and its Affiliated Companies in connection with the breach. The Executive agrees that the incurrence of such fees and expenses will be necessary for the Company’s and its Affiliated Companies’ protection of its valuable confidential information, trade secrets, and business relationships. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for a breach of this Agreement, including the recovery of damages from the Executive.

9.Notice of Immunity from Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing. Notwithstanding the foregoing, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, a trade secret may be disclosed to his attorney and used in the court proceeding, if the Executive (c) files any document containing the trade secret under seal; and (d) does not disclose the trade secret, except pursuant to court order.

10.Ongoing Cooperation. For the period from the date of the termination of the Executive’s employment with the Company through December 31, 2018 (the “Ongoing Cooperation Period”), the Executive agrees to use his reasonable efforts to assist, advise and cooperate with the Company if the Company so requests on issues that arose or were in any way developing during his employment with the Company, including but not limited to the Sullivan legal action, the Beltz legal action (including any refiling of the Beltz legal action), and the writ of summons filed by Laurel Hirt on December 19, 2014. The Executive shall furnish such assistance, advice or cooperation to the Company as the Company may reasonably request and as is within the Executive's reasonable capability. Such assistance, advice and cooperation may include, but will not be limited to, the preparation for, or the conduct of, any litigation, investigation or proceeding involving matters or events which occurred during the Executive's employment by the Company as to which the Executive's knowledge or testimony may be important to the Company. In connection with the preparation for, or the conduct of such litigation, investigation or proceeding as described in the preceding sentence, the Executive shall promptly provide the Company with any records or other materials in his possession that the Company may request in connection with the defense or prosecution of such litigation, investigation or proceeding. If and to the extent that the Company requests that the Executive provide assistance, advice, or cooperation to the Company, as described above, or it requests that he attend a meeting, deposition or trial at any time during the Ongoing Cooperation Period, the Company shall compensate the Executive for his time at the rate of $800.00 for each hour during which Executive complies with such request. The Company shall also pay or reimburse the Executive for (i) his reasonable legal fees and expenses incurred in the course of providing such cooperation, provided that the Company agrees that the Executive’s engagement of his own counsel is necessary and appropriate, and (ii) his travel expenses reasonably incurred in the course of providing such cooperation, provided that the Executive provides reasonable substantiating documentation by November 30 of the calendar year following the calendar year in which the fee or expense was incurred; the Company shall make any payment required under this sentence within thirty days after receipt of such documentation.

11.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts executed in and to be performed in that commonwealth without regard to its conflicts of laws provisions. Each of the parties irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania located in the County of Erie, Pennsylvania, and of the United States for the Western District of Pennsylvania for any litigation arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Any legal action relating to this Agreement shall be brought in the courts of the Commonwealth of Pennsylvania located in the County of Erie, Pennsylvania, and of the United States for the Western District of Pennsylvania and the parties irrevocably and unconditionally waive and will not plead or claim in any such court that venue is improper or that such litigation has been brought in an inconvenient forum.

12.Waiver. The waiver by a party of any breach by the other party of any provision of this Agreement will not operate or be construed as a waiver of any other or subsequent breach by a party.

13.Assignment. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company and the Company shall be obligated to require any successor to expressly acknowledge and assume its obligations under this Agreement. This Agreement will inure to the extent provided under this Agreement to the benefit of and be enforceable by the Executive or the Executive's legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Executive may not delegate any of the Executive's duties, responsibilities, obligations or positions under this Agreement to any person and any such purported delegation will be void and of no force and effect.

14.Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

15.Notices. Any notices required or permitted to be given under this Agreement will be sufficient if in writing, and if personally delivered or when sent by first class certified or registered mail, postage prepaid, return receipt requested − in the case of the Executive, to his principal residence address, and in the case of the Company, to the address of its principal place of business as set forth above, to the attention of the General Counsel of the Company.

16.Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter of this Agreement, and supersedes any obligations of the Company under any previous agreements or arrangements, except as otherwise provided in this Agreement. This Agreement does not supersede the Company’s Policy Regarding the Recoupment of Officer Bonuses in Certain Instances, as adopted on December 9, 2008, and as it may be amended. Except as provided in Section 2(e) (referring to Appendix A), the provisions of this Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of any amendment, modification, repeal, waiver, extension or discharge is sought.

17.Code Section 409A. It is intended that this Agreement comply with the provisions of section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations relating thereto (“Code Section 409A”), or an exemption to Code Section 409A. Payments, rights and benefits may only be made, satisfied or provided under this Agreement upon an event and in a manner permitted by Code Section 409A, to the extent applicable, so as not to subject the Executive to the payment of taxes and interest under Code Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Code Section 409A would result in the Executive being subject to payment of additional income taxes or interest under Code Section 409A, the parties agree, to the extent possible, to amend this Agreement to maintain to the maximum extent practicable the original intent of this Agreement while avoiding the application of such taxes or interest under Code Section 409A. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” as defined under Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, if, on the date of the Executive's separation from service, the Executive is a “specified employee” as defined under Code Section 409A, then, except to the extent that this Agreement does not provide for a “deferral of compensation” within the meaning of Code Section 409A of the Code, no payments may be made and no benefits may be provided to the Executive during the period beginning on the date of the Executive's separation from service and ending on the last day of the sixth month after such date. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

18.Headings. The descriptive headings used in this Agreement are used for convenience of reference only and do not constitute a part of this Agreement.

19.Counterparts. This Agreement may be executed in separate counterparts, both of which taken together shall constitute one and the same Agreement, and will be fully executed when one or more counterparts have been signed by and delivered to each party.

THE EXECUTIVE EXPRESSLY WARRANTS AND REPRESENTS THAT, BEFORE ENTERING INTO THIS AGREEMENT, HE HAS RECEIVED A REASONABLE PERIOD OF TIME WITHIN WHICH TO CONSIDER ALL OF THE PROVISIONS CONTAINED IN THIS AGREEMENT AND THE RELEASE, THAT HE HAS FULLY READ, INFORMED HIMSELF OF AND UNDERSTANDS ALL THE TERMS, CONTENTS, CONDITIONS AND EFFECTS OF ALL PROVISIONS OF THIS AGREEMENT AND THE RELEASE, AND THAT HE CONSIDERS ALL SUCH PROVISIONS TO BE SATISFACTORY.

THE EXECUTIVE FURTHER EXPRESSLY WARRANTS AND REPRESENTS THAT NO PROMISE OR REPRESENTATION OF ANY KIND HAS BEEN MADE, EXCEPT THOSE EXPRESSLY STATED IN THIS AGREEMENT.

THE EXECUTIVE FURTHER EXPRESSLY WARRANTS AND REPRESENTS THAT THE COMPANY HAS ENCOURAGED AND ADVISED HIM IN WRITING, PRIOR TO HIS SIGNING THIS AGREEMENT, TO CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOOSING CONCERNING ALL OF THE TERMS OF THIS AGREEMENT AND THE RELEASE.

THE EXECUTIVE FURTHER EXPRESSLY WARRANTS AND REPRESENTS THAT HE ENTERS INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

IN WITNESS WHEREOF, the Executive and the Company, by its duly authorized representative, have signed this Agreement on the date set forth above.

WITNESS:	THE EXECUTIVE:

/s/ Debra Miller	/s/ Terrence W. Cavanaugh
Debra Miller	Terrence W. Cavanaugh

THE COMPANY:

ATTEST:	ERIE INDEMNITY COMPANY

/s/ Brian W. Bolash	By: /s/ Sean J. McLaughlin
Brian W. Bolash	Sean J. McLaughlin
Corporate Secretary	Executive Vice President
and General Counsel

EXHIBIT I

Executive's Waiver and Release

Terrence W. Cavanaugh (the “Executive”), for himself, his heirs, successors and assigns and in consideration of certain payments to be made by or on behalf of Erie Indemnity Company (the “Company”) pursuant to Section 3 of the Agreement made and entered into on the ____ day of July, 2016 by and between the Company and the Executive (“the “Agreement”), specifically the payments described in Section 3(a)(iii)(A) and (B) of the Agreement, does hereby forever discharge and release the Company and its shareholders, subsidiaries, affiliated companies, companies with common management, ownership or control, successors, assigns, insurers and reinsurers, attorneys, and agents, and all of their officers, directors, shareholders, employees, agents and representatives, in their official and individual capacities (collectively referred to as “Releasees”) from any and all claims, demands, causes of action, damages, charges, complaints, grievances, expenses, compensation and remedies that the Executive now has or may in the future have on account of or arising out of any matter or thing that has happened, developed or occurred before the date of this Release (collectively “Claims”), including, but not limited to, all Claims arising from the Executive's employment with the Company or any Affiliated Company (as defined in the Agreement), the termination of such employment, any and all relationships or dealings between the Executive and the Company or any of the other Releasees, the termination of any such relationships and dealings, and any and all other Claims the Executive may have against the Company or any of the other Releasees. The Executive waives any and all such Claims including, but not limited to, all charges or complaints that were or could have been filed with any court, tribunal or governmental agency, and any and all Claims not previously alleged, including, but not limited to, any Claims under the following: (a) Title VII of the Civil Rights Act of 1964, as amended; (b) the Age Discrimination in Employment Act (ADEA), as amended; (c) the Federal Employee Retirement Income Security Act of 1974 (ERISA), as amended; (d) the Americans With Disabilities Act (ADA), as amended; (e) the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), as amended; (f) section 806 of the Sarbanes-Oxley Act of 2002, as amended; (g) the Equal Pay Act of 1963; (h) any other federal statutes, rules, regulations, executive orders or guidelines of any description; (i) any and all statutes of similar nature or purpose under Pennsylvania law, or the law of any other state, including, but not limited to, the Pennsylvania Human Relations Act, as amended, the Pennsylvania Equal Pay Law, and the Pennsylvania Wage Payment and Collection Law; (j) any and all local laws, rules, regulations, executive orders or guidelines of any description including, but not limited to, the Erie County Human Relations Ordinance; and (k) any rule or principle of equity or common law, or any Claim of defamation, conversion, interference with a contract or business relationship, or any other intentional or unintentional tort, or any Claim of loss of consortium, or any Claim of harassment or retaliation, or breach of contract or implied contract, or breach of covenant of good faith and fair dealing, or any whistle-blower Claim. This release, discharge and waiver shall be referred to here and in the Agreement as the “Release.”

The Executive specifically understands and agrees that the termination of his employment does not violate or disregard any oral or written promise or agreement, of any nature whatsoever, express or implied. If any contract or agreement of employment exists concerning the employment of the Executive by the Company or the terms and conditions of such employment or the termination of such employment, whether oral or written, express or implied (excepting the Agreement), that contract or agreement is terminated and is null and void.

The Executive agrees that this Release may be enforced in federal, state or local court, and before any federal, state or local administrative agency or body.

This Release does not prohibit the Executive from filing an administrative charge of alleged employment discrimination, harassment or retaliation under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act or the Equal Pay Act of 1963; however, the Executive represents that he has not to date filed or cause to be filed any such administrative charge, and further agrees that he waives any right to monetary or other recovery should any federal, state or local administrative agency pursue any Claim on his behalf and will immediately request in writing that the Claim or matter on his behalf be withdrawn. Thus, by signing this Release, the Executive waives any right he had to obtain a recovery if an administrative agency pursues a Claim against the Company or any of the other Releasees based on any action taken by the Company or any of the other Releasees up to the date of this Release, and acknowledges that he will have released the Company and the other Releasees of any and all Claims, and of the continuing effect of any and all Claims of any nature up to the date of this Release. This Release does not affect (i) any of the Executive's vested rights under the Erie Insurance Group Retirement Plan for Employees, the Erie Insurance Group Employee Savings Plan, the Supplemental Executive Retirement Plan for Certain Members of the Erie Insurance Group Retirement Plan for Employees (“SERP”), and the Company’s Deferred Compensation Plan; nor (ii) any rights the Executive may have under COBRA on account of the termination of his employment; nor (iii), with respect to any of the capacities in which the Executive served the Company or any Affiliated Company, and with respect to any service of the Executive as a fiduciary or trustee of any employee benefit plans or trusts or other trusts maintained or sponsored by the Company or an Affiliated Company, does it bar any claim the Executive may have for indemnity in relation to any acts or omissions of the Executive or a claim for coverage under any applicable insurances, or any claim relating to enforcement of the Agreement; nor (iv) any rights the Executive has under the Agreement.

The Executive represents and warrants that the Company has given the Executive a reasonable period of time, of at least twenty-one days, for the Executive to consider all the terms of the Agreement and this Release and for the purpose of consulting with an attorney if the Executive so chooses. A copy of this Release was first given to the Executive on July 1, 2016. If this Release has been executed by the Executive before the end of the twenty-one day period, the Executive represents that he has freely and willingly elected to do so.

This Release may be revoked by the Executive within seven days after the date this Release is signed by the Executive, by giving notice of revocation to the Executive Vice President, Secretary and General Counsel of the Company. No consideration described in

Section 3(a)(iii)(A) and (B) of the Agreement (additional retirement compensation) shall be paid unless the Executive has signed this Release by January 31, 2017, and the revocation period has expired with no revocation.

IN WITNESS WHEREOF, the Executive has signed this Release this ______ day of January, 2017.

WITNESS:	THE EXECUTIVE:

______________________________	_________________________________
Terrence W. Cavanaugh

APPENDIX

Responsibilities, Powers, and Authority
of the
Office of the President of the Company
Effective August 1, 2016

The responsibilities, powers, and authority of the President of the Company shall be as follows effective August 1, 2016:

1. Represent the companies of the Erie Insurance Group, as appropriate, in its relationships with the insurance industry, government regulators, rating agencies, the public, community partners, professional and trade organizations, and other groups and organizations that have business relationships with the Erie Insurance Group; and

2. When requested, consult with, report to and/or advise the Company and its Board of Directors on matters relating to the Company’s business, insurance operations, the insurance industry and any matters relating to the President’s representation of the Erie Insurance Group as set forth in Paragraph 1, above.

The President of the Company shall continue to report directly to the Board of Directors of the Company.

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